Exhibit 99.1

PFF BANCORP STOCKHOLDERS APPROVE MERGER WITH CALIFORNIA NATIONAL

BANK PARENT

RANCHO CUCAMONGA, Calif., September 25 — PFF Bancorp, Inc. (“PFF Bancorp” or the “Company”), the holding company of PFF Bank & Trust, Glencrest Investment Advisors, Inc., and Diversified Builder Services, Inc., announced that at a special meeting held on September 25, 2008, its stockholders approved the proposed merger with FBOP Corporation, the parent company of California National Bank. As a result of the merger, PFF Bancorp will become a wholly-owned subsidiary of FBOP Corporation upon the closing.

The Company currently expects to consummate the merger in the fourth quarter of 2008. Holders of PFF Bancorp’s common stock will be entitled to receive $1.35 in cash for each share of PFF Bancorp common stock held. After the consummation of the merger, PFF Bancorp’s common stock will no longer trade on any stock exchange or quotation system.

FBOP Corporation has agreed to waive the right to receive accrued interest on the convertible promissory note issued to FBOP Corporation in connection with the merger agreement until the closing, as well as the right to receive any dividends on its shares of the Company’s Series A preferred stock.

Forward-Looking Statements

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company’s strategic objectives. These forward-looking statements are based upon current management expectations and may therefore involve risks and uncertainties. The Company’s actual results or performance may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the California real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes, actions by lenders and customers, the risk that the merger is not consummated, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended March 31, 2008 and the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008. The Company disclaims any obligation to subsequently revise or update any forward- looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact

PFF Bancorp

Kevin McCarthy, President and CEO, or

Gregory C. Talbott, Senior Executive Vice President, COO/CFO

1-909-941-5400